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Exhibit 3.3

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MSW ENERGY FINANCE CO., INC.

        It is hereby certified that:

        1.     The present name of the corporation (hereinafter called the "Corporation") is MSW Energy Finance Co., Inc., which is the name under which the Corporation was originally incorporated; and the date of filing of the original certificate of incorporation of the Corporation with the Secretary of State of the State of Delaware is June 11, 2003.

        2.     The certificate of incorporation of the Corporation is hereby amended by, among other things, (i) deleting Article Third thereof in its entirety and substituting in lieu thereof new Article Third which is set forth in the Restated Certificate of Incorporation below, (ii) removing Article Fifth and renumbering subsequent Articles appropriately, (iii) amending Article Fifth (as such Article is renumbered in the attached Restated Certificate of Incorporation), and (iv) adding Articles Seventh, Eighth and Ninth (as such Articles are numbered in the attached Restated Certificate of Incorporation).

        3.     The provisions of the certificate of incorporation of the Corporation as heretofore amended and/or supplemented, and as herein amended, are hereby restated and integrated into the single instrument which is hereinafter set forth, and which is entitled Restated Certificate of Incorporation of MSW Energy Finance Co., Inc. without any further amendment other than the amendment herein certified.

        4.     The Board of Directors of the Corporation has adopted resolutions proposing and declaring advisable the amendment and restatement of the certificate of incorporation in accordance with the provisions of Sections 141(f) and 245 of the General Corporation Law of the State of Delaware.

        5.     The amendment and restatement of the certificate of incorporation herein certified have been duly adopted by the sole stockholder of the Corporation in accordance with the provisions of Sections 228, 242, and 245 of the General Corporation Law of the State of Delaware.

        6.     The effective time of the Restated Certificate of Incorporation and the amendments herein certified shall be at 9:00 a.m. (EST) on June 25, 2003 (the "Effective Time").

        7.     The certificate of incorporation of the Corporation, as amended and restated herein, shall at the Effective Time of this Restated Certificate of Incorporation, read as follows:

RESTATED CERTIFICATE OF INCORPORATION
OF
MSW ENERGY FINANCE CO., INC.

        FIRST: The name of the corporation (the "Corporation") is:

MSW Energy Finance Co., Inc.

        SECOND: The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware. The name of its registered agent at such address is The Corporation Trust Company.

        THIRD: The purpose for which the Corporation is organized is limited solely to: (i) serving as a co-issuer with its parent, MSW Energy Holdings LLC, a Delaware limited liability company ("Energy Holdings"), of 8 1/2% senior secured notes in the aggregate principal amount of $200,000,000 due in 2010 (the "Senior Notes"), (ii) entering into and performing its obligations under (A) the Purchase Agreement, dated as of June 11, 2003, by and among the Corporation, Energy Holdings, and Credit

Suisse First Boston LLC, and (B) the Note Documents (as defined in that certain Indenture, dated as of June 25, 2003, by and among the Corporation, Energy Holdings, and Wells Fargo Bank Minnesota, National Association, as trustee), and (C) all other orders, directions, requests, receipts, certificates, or other agreements, instruments, papers and documents, or amendments entered into in connection with or contemplated by any of the Note Documents or the Purchase Agreement (collectively, the "Senior Note Documents"), (iii) engaging in any other transaction or business permitted by the Senior Note Documents, (iv) serving as a co-issuer with Energy Holdings with respect to any other indebtedness permitted by the Senior Note Documents and entering into and performing its obligations under any directions, requests, receipts, certificates or other agreements, instruments, papers and documents in connection therewith, and (v) transacting any and all lawful business for which a corporation may be incorporated that is incident, necessary and appropriate to the foregoing. The Corporation shall not engage in any other business or activity.

        FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is Three Thousand (3,000), and the par value of each such share is One Cent ($0.01), amounting in the aggregate to Thirty Dollars ($30.00) of capital stock.

        FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for defining and regulating the powers of the Corporation and its directors and stockholders and are in furtherance and not in limitation of the powers conferred upon the Corporation by statute:

  (a)
  The number of directors of the Corporation shall be from time to time fixed by, or in the manner provided in, the by-laws of the Corporation, but in no event shall the number of directors be less than four (4).

  (b)
  The election of directors need not be by written ballot.

  (c)
  The Board of Directors shall have the power and authority:

  (1)
  to adopt, amend or repeal by-laws of the Corporation, subject only to such limitation, if any, as may be from time to time imposed by law, this Certificate of Incorporation, or the by-laws; and

  (2)
  subject to Article Seventh, to exercise all of the powers and privileges granted to corporations by Delaware General Corporation Law, Title 8 of the Delaware Code; and

  (3)
  subject to any provision of the by-laws, to determine whether, to what extent, at what times and places and under what conditions and regulations the accounts, books and records of the Corporation (other than the stock ledger), or any of them, shall be open to the inspection of the stockholders, and no stockholder shall have any right to inspect any account, book or record of the Corporation except as conferred by statute or authorized by the by-laws or by the Board of Directors.

        SIXTH: No director of the Corporation shall be personally liable to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; provided, however, that to the extent required from time to time by applicable law, this Article Sixth shall not eliminate or limit the liability of a director, to the extent such liability is provided by applicable law, (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware Code, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Sixth shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to the effective date of such amendment or repeal.

        SEVENTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, so long as any Senior Note is outstanding:

        I.     To the full extent permitted or not prohibited by law, the Board of Directors shall have the power and authority to authorize the Corporation to borrow money and issue evidences of indebtedness, and to secure the same by a mortgage, pledge or other lien on property of the Corporation, provided that so long as any Senior Note is outstanding, the Corporation shall not incur any indebtedness other than as contemplated or permitted by the Senior Note Documents.

        II.    To the fullest extent permitted by law, the Corporation shall not: (a) voluntarily dissolve or liquidate, (b) consolidate or merge with or into any other business entity, or (c) convey, sell or transfer assets of the Corporation outside of the ordinary course of business, in each case except as contemplated or permitted by the Senior Note Documents.

        III.  The Corporation shall not at any time commingle its assets or funds with those of any person or entity. The Corporation shall maintain books and records and, except as permitted or contemplated by the Senior Note Documents, bank accounts separate from any other person or entity. The Corporation shall (1) conduct its own business in its own name, (2) prepare tax returns, financial statements, accounting records and other entity documents separate and apart from those of any other person or entity, and not have its assets listed on the financial statement of another entity, except as may be otherwise required by law, (3) pay its own liabilities and expenses out of its own funds, (4) observe all corporate formalities, (5) allocate fairly any overhead expenses for office space or business facilities or equipment that are shared with an affiliate, including paying for office space and services performed by any employee of an affiliate, except as contemplated or permitted by the Senior Note Documents, (6) use separate stationery, invoices and checks bearing its own name, and (7) hold itself out as a separate entity.

        IV.   The Corporation shall pay the salaries of its employees from its own funds and maintain a sufficient number of employees in light of its contemplated business operations.

        V.     Except as contemplated or permitted by the Senior Note Documents, the Corporation shall not (i) assume, guaranty or become obligated for the debts of any other person or entity, or (ii) hold out its credit as being available to satisfy the obligations of others or pay the debts or obligations of any other person or entity. The Corporation shall not pledge its assets for the benefit of any person or entity, other than as contemplated or permitted by the Senior Note Documents.

        VI.  The Corporation shall employ or deal with any stockholder or affiliate, to the extent that it chooses to employ or deal with such stockholder or affiliate at all, only on a fair and arms' length basis and shall not enter into any transaction with any stockholder or affiliate or any of its stockholders other than on an arms' length basis, reflecting terms and conditions no less favorable to the Corporation than those negotiated between unrelated parties, except (A) as contemplated or permitted by the Senior Note Documents or (B) as approved by the unanimous consent of the Corporation's directors. The Corporation shall not enter into or be a party to any transaction with any of its stockholders or affiliates, or, where relevant, such stockholder's or affiliate's members, officers, directors, stockholders, or affiliates, as the case may be, except on terms and conditions which are intrinsically fair and are no less favorable to it than would generally be obtained in a comparable arms' length transaction with an unrelated third party, except (A) as contemplated or permitted by the Senior Note Documents or (B) as approved by the unanimous consent of the Corporation's directors.

        VII. The Corporation shall (1) hold all of its own assets in its own name, (2) act solely in its own name through its own officials, agents or representatives where relevant, and (3) correct any known misunderstanding regarding its separate identity.

        VIII. The Corporation shall not (1) acquire the obligations or securities of its affiliates or stockholders, except as contemplated or permitted by the Senior Note Documents, and (2) make any gifts, loans, or fraudulent conveyances to any other person or entity or, except as permitted or contemplated by the Senior Note Documents, buy or hold any evidence of indebtedness issued by any other person or entity (other than cash and investment-grade securities). The Corporation shall not identify itself or hold itself out to the public, to any creditor, or to any governmental agency, as a "division" or "part" of any other entity or entities, or more generally as part of a single integrated enterprise with any other entity.

        EIGHTH: No direct or indirect transfer of ownership of the Corporation may be made except as contemplated or permitted by the Senior Note Documents.

        NINTH: Notwithstanding any other provision of this Certificate of Incorporation to the contrary, while any obligation of the Corporation under the Senior Note Documents remains outstanding, the Corporation shall not amend ARTICLES THIRD, SEVENTH, or EIGHTH, or this ARTICLE NINTH without providing prior written notice to each of the rating agencies then providing a rating for the Senior Notes.

        IN WITNESS WHEREOF, the undersigned has signed this Amended and Restated Certificate of Incorporation on behalf of the Corporation as of the 24th day of June 2003, to be effective as of the Effective Time.

By:	/s/ MICHAEL J. MILLER
Name:	Michael J. Miller
Title:	President and Chief Executive Officer

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AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF MSW ENERGY FINANCE CO., INC.